VIVA INTERNATIONAL INC. & AFFILIATES

CODE OF BUSINESS CONDUCT AND ETHICS

VIVA CBC&E 12102004-2
I.	INTRODUCTION

This Code of Business Conduct and Ethics helps ensure compliance with legal requirements, Sarbanes-Oxley Act, and our standards of business conduct.

All Company employees are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all businesses, (having a relationship of any kind), agents, other employees, officers, directors, and contractors are aware of, understand and adhere to these standards.

Because the principles described in this Code of Business Conduct and Ethics are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Human Resources Department, independent counsel, or the Legal Department if you have any questions.

Nothing in this Code of Business Conduct and Ethics, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment. We are committed to continuously reviewing and updating our policies and procedures.

Therefore, this Code of Business Conduct and Ethics is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

Please sign the acknowledgment form at the end of this Code of Business Conduct and Ethics and return the form to HR or Legal Department indicating that you have received, read, understand and agree to comply with the Code of Business Conduct and Ethics. The signed acknowledgment form will be located in the appropriate files.

Each year as part of your relationship with VIVA you will also be asked to sign an acknowledgment indicating your continued understanding of and compliance with the Code of Business Conduct and Ethics.

II.	COMPLIANCE IS EVERYONE’S BUSINESS

Ethical business conduct is critical to our business. As an employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers, and other employees.

Part of your job and ethical responsibility is to help enforce this Code of Business Conduct and Ethics. You should be alert to possible violations and report possible violations pursuant to the Legal Department. You must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Business Conduct or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited pursuant to the “Whistleblowers’ Protection Act” and state laws.

Violations of law, this Code of Business Conduct and Ethics, or other Company policies or procedures should be reported in accordance with the procedure and instructions from the Legal Department.

Violations of law, this Code of Business Conduct and Ethics, or other Company policies or procedures by Company employees, contractors, and or any company and individual with a business relationship can lead to legal and or disciplinary action up to and including contract or employee termination.

In trying to determine whether any given action is appropriate, use the following test.

Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Legal Department.

III.	YOUR RESPONSIBILITIES TO THE COMPANY AND ITS STOCKHOLDERS

A.	General Standards of Conduct

The Company expects all employees, agents and contractors, companies and individuals with a business relationship to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization.

These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Any party attesting to this document who engages in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including employee and or contract termination.

B.	Applicable Laws

All Company employees, agents and contractors must comply with all applicable laws, regulations, rules and regulatory orders. Company employees located outside the U.S. must comply with laws, regulations, rules and regulatory orders of all countries in which the Company operates.

Each employee, agent, companies or individuals with business relationships, and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the Legal Department on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the employee, agent or contractor to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

C.	Conflicts of Interest

Each of us has a responsibility to the Company, our stockholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety.

What constitutes conflict of interest?

A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.

Examples include:

(i)          Employment/Outside Employment.     In consideration of your employment with the Company, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor’s position. Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company. If you have any questions on this requirement, you should contact your Human Resources Department.

(ii)         Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Company. Although you may serve as a director of a Company supplier, customer, developer, or other business partner, our policy requires that you first obtain approval from the Company’s Corporate Legal Department before accepting a directorship. Any compensation you receive should be commensurate to your responsibilities. Such approval may be conditioned upon the completion of specified actions.

(iii)        Business Interests.       If you are considering investing in a Company customer, supplier, developer or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company. This will include and not limited to the movement, sale, transfer, authority given to sell in the market place shares of VIVI in a manner that would devalue the company and or shareholder value and or interest.

Related Parties.           As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business which a relative or significant other is associated in any significant role unless disclosed and a written acknowledgement and approval is proffered. Relatives include:

•	Father
•	Mother (including step-mother)
•	Son (including step-son)
•	Son’s wife
•	Daughter (including step-daughter)
•	Father’s father
•	Father’s mother
•	Mother’s mother
•	Mother’s father
•	Son’s son
•	Son’s son’s wife
•	Son’s daughter
•	Son’s daughter’s husband
•	Daughter’s husband
•	Daughter’s son
•	Daughter’s son’s wife
•	Daughter’s daughter
•	Daughter’s daughter’s husband
•	Brother (including step-brother)
•	Brother’s wife
•	Sister (including step-sister)
•	Sister’s husband

If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company’s Chief Financial Officer. If determined to be material to the Company by the Chief Financial Officer, the Company’s Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Company’s directors or executive officers, must be reviewed and approved in writing in advance by the Company’s Board of Directors. The Company must report all such material related party transactions under applicable accounting rules, Federal Acts, Federal Securities Laws, SEC Rules and Regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

The Company discourages the employment of relatives in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a Supervisor / subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the Human Resources Department is responsible for determining whether an applicant’s or transferee’s acknowledged relationship is covered by this policy. The Human Resources Department shall advise all affected applicants and transferees of this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

(iv)         Other Situations.        Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind you should consult the Legal Department.

D.	Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

E.	Protecting the Company’s Confidential Information

The Company’s confidential information is a valuable asset. The Company’s confidential information includes all trade related information, trade secrets, confidential and privileged information, customer information, employee related information, strategies, administration, research in connection with Viva International and or any of Viva International’s affiliates no matter where they may be in the world, and commercial, legal, scientific, technical data that are either provided to or made available to the employee by the Company to facilitate his work or that the employee is able to know or has obtained access by virtue of his employment or position with the Company. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only. Every employee, agent and contractor must safeguard it. This responsibility includes not disclosing the company confidential information such as information regarding the company’s products or business over the internet. You are also responsible for properly labeling such information with the following notations:

(1)	“Private, Privileged and Confidential” on the first page of the information.

(2)	Confidentiality notice on the first page of the information, as given below:

“This information is intended only for the use of the individuals to whom it is addressed and may contain information that is privileged or confidential or which may not be disclosed under applicable law. If you are not the intended recipient, please notify us immediately and forward the communication to us.

Use of the information for any purpose, or copying or distribution, dissemination or delivery of the information is strictly prohibited.

(3)         Super-scribe every envelope in which the Confidential Information is dispatched with the notation “Confidential Information – Envelope to be opened by addressee only”. This responsibility includes the safeguarding, securing and proper disposal of confidential information in accordance with the Company’s policy on Maintaining and Managing Records set forth in Section III.I of this Code of Business Conduct and Ethics. This obligation extends to confidential information of third parties, which the Company has rightfully received under Non-Disclosure Agreements. See the Company’s policy dealing with Handling Confidential Information of Others set forth in Section IV.D of this Code of Business Conduct and Ethics.

(i)	Proprietary Information and Invention Agreement.

When you join the Company as well as if stock options are granted to you from time to time, you are or will be asked to sign an agreement to protect and hold confidential the Company’s proprietary information. This agreement remains in effect for as long as you work for the Company or contract with the company and continues for a period of three (3) years from the date of the compliance with the last responsibility of any party or employee. Under this agreement, you may not disclose the Company’s confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of an authorized Company officer.

(ii)	Disclosure of Company Confidential Information.

To further the Company’s business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Company management that disclosure of confidential information is necessary, you must then contact the Legal Department to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. The Company has standard nondisclosure agreements suitable for most disclosures. You must not sign a third party’s nondisclosure agreement or accept changes to the Company’s standard nondisclosure agreements without review and approval by the Company’s Legal Department. In addition, all Company materials that contain Company confidential information, including presentations, must be reviewed and approved by the Company’s Legal Department prior to publication or use. Furthermore, any employee publication or publicly made statement that might be perceived or construed as attributable to the Company, made outside the scope of his or her employment with the Company, must be reviewed and approved in writing in advance by the Company’s Legal Department and must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

(iii)	Requests by Regulatory Authorities.

The Company and its employees, agents and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Company’s Legal Department. No financial information may be disclosed without the prior approval of the Company’s Chief Financial Officer.

(iii)	Company Spokespeople.

Specific policies have been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the Company’s Chief Financial Officer or Investor Relations Department. The Company has designated its Chairman and Managing Director, Vice Chairmen, President, Chief Financial Officer and Investor Relations Department as official Company spokespeople for financial matters. The Company has designated a specific company officer or officers as the official Company spokespersons for marketing, technical and other such information. These designees are the only people who may communicate with the press with prior approval on behalf of the Company.

F.	Obligations under Securities Laws to prevent “Insider” Trading

Obligations under the Securities and Exchange Commission, (SEC), rules and regulations and U.S. securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors, consultants and anyone doing business with the Company may come into possession of significant, unpublished price sensitive information. This information is the property of the Company you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of unpublished price sensitive information is contrary to Company policy and SEC Rules and Regulations & U.S. securities laws.

Insider trading is a crime, penalized by fines and jail for individuals under both SEC Rules and Regulations and U.S. laws. Insider traders must also disclose any profits made, and are often subjected to forfeiture of profits and an injunction against future violations, possible incarceration. Finally, insider traders may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under SEC/U.S. securities laws if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and the Company that insider-trading violations do not occur.

You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that SEC/U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. You should contact the Corporate Legal Department if you are unsure as to whether or not you are free to trade.

The Company has stipulated a Closed Trading Window during which, Key Insiders, as defined under the said internal code, are more likely to be exposed to material nonpublic price sensitive information about the Company, and therefore are strictly prohibited from dealing in Company securities.

For more details, and to determine if you are prohibited from trading during the Closed Trading Window, you should review Viva International’s policy for prevention of Insider Trading. You can contact the Corporate Legal Department to obtain a written statement. You should take a few minutes to read this statement carefully, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for insider trading violations. Insiders of the Company who violate this Code are also subject to disciplinary action by the Company, which may include termination of employment or of business relationship. All questions regarding this Code should be directed to the Company’s Compliance Officer designated under the Code.

G.	Prohibition against “Short Selling” of Company Stock

All corporate personnel shall not, directly or indirectly, sell any equity security, including derivatives, of the Company if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale. No Company director, officer or other employee, agent, contractor or any party doing business or having a business or contractual relationship with VIVA may engage in short sales. A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Company’s stock price.

H.	Use of Company’s Assets

(i)          General.          Protecting the Company’s assets is a key fiduciary responsibility of every employee, agent and contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Company employees, agents and contractors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft. Employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion. Company equipment and assets are to be used for Company business purposes only. Employees, agents and contractors may not use Company assets for personal use, nor may they allow any other person to use Company assets. Employees who have any questions regarding this policy should bring them to the attention of the Company’s Human Resources Department.

(ii)         Physical Access Control. The Company has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Company communication equipment, and safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

(iii)        Company Funds.         Every Company employee is personally responsible for all Company funds over which he or she exercises control. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every Company employee, agent and contractor must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Company employees, agents and contractors must not use Company funds for any personal purpose.

(iv)         Computers and Other Equipment.      The Company strives to furnish employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and to use it responsibly only for Company business purposes. If you use Company equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote Company’s interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

Employees, agents and contractors should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its employees, agents, contractors, or representatives, at any time, either with or without an employee’s or third party’s knowledge, consent or approval.

(v)         Software.         All software used by employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination. The Company’s IT Department will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

(vi)         Electronic Usage.       The purpose of this policy is to make certain that employees utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Company’s responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones. Posting or discussing information concerning the Company’s products or business on the Internet without the prior written consent of the Company’s CFO is prohibited. Any other form of electronic communication used by employees currently or in the future is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Employees are therefore encouraged to use sound judgment whenever using any feature of our communications systems. You are expected to review, understand and follow such policies and procedures in this regard.

H.	Maintaining and Managing Records

The purpose of this policy is to set forth and convey the Company’s business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. The Company is required by central, local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

J.	Records on Legal Hold.

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Company’s Legal Department determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company employee, agent and contractor must comply with this policy. Failure to comply with this policy may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

The Company’s Legal Department will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Company’s Legal Department. Records or supporting documents that have been placed under a legal hold must not be destroyed, altered or modified under any circumstances. A legal hold remains effective until it is officially released in writing by the Company’s Legal Department. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Company’s Legal Department.

If you have any questions about this policy you should contact the Company’s Legal Department.

K.	Payment Practices

(i)          Accounting Practices. The Company’s responsibilities to its stockholders and the investing public require that all transactions be fully and accurately recorded in the Company’s books and records in compliance with all applicable laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law. Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

(ii)         Political Contributions.            The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company’s policy to comply fully with all central, local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the Board of Directors.

(iii)        Prohibition of Inducements.    Under no circumstances may employees, agents or contractors offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to Human Resources or the Legal Department.

L.	Prevention of Corruption - the Foreign Corrupt Practices Act.

The Company requires full compliance with the Foreign Corruption Practices Act, 15 U.S.C.78dd-3(e)(2) or any other Statute or Regulation in any country of the world which has the objective of preventing corruption of any nature whatsoever by all of its employees, agents and contractors.

The employees, agents, contractors, dealers and distributors shall not either directly or indirectly make or attempt to make any payment, offer for payment, or offer or promise to make any payment or take or attempt to take or agree to take in currency, property or anything else of value including any commission, payments, share in profits or commission, loans, services to any Government official, third person, customer or potential customer or previous customer, firm, entity, individual, organization of company in seeking or for making a favor in the course of conduct of business of Viva International, Inc. either in violation of the Foreign Corrupt Prevention Actor and or any Statute or Regulation in any country of the world in which has the objective of preventing corruption of any nature whatsoever.

No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the Board of Directors.

M.	Export Controls

A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. Software created in the United States is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute a controlled export. The Legal Department can provide you with guidance on which countries are prohibited destinations for Company products or whether a proposed technical presentation to foreign nationals may require a U.S. Government license.

IV.	RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS

A.	Customer Relationships

If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and the Company employees, agents and contractors must act to preserve and enhance our reputation.

B.	Payments or Gifts from Others

Under no circumstances may employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud.

Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to Human Resources or the Legal Department.

Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

C.	Publications of Others

The Company subscribes to many publications that help employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the Legal Department.

D. Handling the Confidential Information of Others

The Company has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We handle such confidential information in accordance with our agreements with such third parties. See also the Company’s policy on Maintaining and Managing Records in Section III.I of this Code of Business Conduct and Ethics.

(i)          Appropriate Nondisclosure Agreements.        Confidential information may take many forms. An oral presentation about a company’s product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret. A demo of an alpha version of a company’s new software may contain information protected by trade secret and copyright laws.

You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. The legal department can provide nondisclosure agreements to fit any particular situation, and will coordinate appropriate execution of such agreements on behalf of the company. Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary, for your immediate purposes, it should be refused.

(ii)         Need-to-Know.              Once a third party’s confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every employee, agent and contractor involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Legal Department.

(iii)        Notes and Reports.      When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports, however, can include confidential information disclosed by the other party and so should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the Legal

Department for safekeeping or destruction. They should be treated just as any other disclosure of confidential information is treated: marked as confidential and distributed only to those the Company employees with a need to know.

(iv)         Competitive Information.        You should never attempt to obtain a competitor’s confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

E. Selecting Suppliers

The Company’s suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. Under no circumstances should any Company employee, agent or contractor attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed.

F. Government Relations

It is the Company’s policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all central, local, state, federal, foreign and other applicable laws, rules and regulations. If you have any questions concerning government relations you should contact the Company’s Legal Department.

G. Lobbying

Employees, agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the Company’s Chief Finance Officer. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

H. Government Contracts

It is the Company’s policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with central, local, state, federal, foreign or other applicable governments. The Company’s Legal Department must review and approve all contracts with any government entity.

I. Free and Fair Competition

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe for all of us.

These laws often regulate the Company’s relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers. Employees, agents or contractors of the Company may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose.

No employee, agent or contractor shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products, but the Company’s Legal Department must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required. Collusion among competitors is illegal, and the consequences of a violation are severe.

Although the spirit of these laws, known as “antitrust,” “competition,” or “consumer protection” or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, each of us should have a basic knowledge of them and should involve our Legal Department early on when questionable situations arise.

J. Industrial Espionage

It is the Company’s policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Company’s reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Company expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Company employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

V.	WAIVERS

Any waiver of any provision of this Code of Business Conduct and Ethics for a member of the Company’s Board of Directors or an executive officer must be approved in writing by the Company’s Board of Directors and promptly disclosed and filed with the SEC. Any waiver of any provision of this Code of Business Conduct and Ethics with respect any other employee, agent or contractor must be approved in writing by the Company’s General Counsel after a review and approval by the Board of Directors.

VI.	DISCIPLINARY ACTIONS

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

In this connection, kindly ensure to read carefully the Company’s memos, Handbook, and other policies and codes issued from time to time.

The Company will take appropriate civil and or criminal action against any employee, agent, contractor, consultant and or any party having a contractual or business relationship with VIVA whose actions are found to violate these policies or any other policies of the Company.

Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

VII.	ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read Viva International, Inc. & Affiliates Code of Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my relationship with the company. I acknowledge that I have been advised to consult with and have been given the opportunity to obtain independent counsel opinion. I agree to comply with the Company Code of Business Conduct and Ethics and stand responsible for my actions.

If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policies or the legal and regulatory requirements applicable to my relationship with the company, I know I can consult my immediate supervisor, the Human Resources Department or the Legal Department, knowing that my questions or reports to these sources will be maintained in confidence.

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Date

VIVA CBC&E 12102004-1